                                                                     EXHIBIT 2.1





                            COMMON STOCK AND WARRANT
                               PURCHASE AGREEMENT



                                       For



                               ZIXIT CORPORATION,
                               A TEXAS CORPORATION








                                 April 11, 2000

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
         1.       Purchase Authorization..........................................................................1

         2.       Closing; Payment of Purchase Price..............................................................2
                  2.1      Corporation's Deliveries at Closing....................................................2
                  2.2      Purchaser's Deliveries at Closing......................................................2
                  2.3      Payment of Purchase Price..............................................................2

         3.       Corporation's Representations and Warranties....................................................2
                  3.1      Organization and Standing..............................................................3
                  3.2      Power and Authority....................................................................3
                  3.3      Enforceability.........................................................................3
                  3.4      Validity of Shares.....................................................................3
                  3.5      Capitalization.........................................................................3
                  3.6      No Violation...........................................................................4
                  3.7      Corporation Reports and Financial Statements...........................................4
                  3.8      Absence of Certain Changes.............................................................5
                  3.9      Proprietary Rights.....................................................................5
                  3.10     No Commission..........................................................................6
                  3.11     Registration Rights....................................................................6

         4.       Purchasers' Representations and Warrants........................................................6
                  4.1      Organization and Standing..............................................................6
                  4.2      Power and Authority....................................................................6
                  4.3      Enforceability.........................................................................6
                  4.4      Investment Representations.............................................................7
                                            4.4.1    Economic Risk................................................7
                                            4.4.2    Acquisition for Own Account..................................7
                                            4.4.3    Protection...................................................8
                                            4.4.4    Corporation Information......................................8
                                            4.4.5    Residence....................................................8

         5.       Purchasers' Conditions..........................................................................8
                  5.1      Representations and Warranties True and Correct........................................8
                  5.2      Performance of Obligations.............................................................8
                  5.3      Compliance Certificate.................................................................8
                  5.4      Omnibus Certificate....................................................................8
                  5.5      Related Agreements.....................................................................9
                  5.6      Legal Investment.......................................................................9
                  5.7      Consents...............................................................................9
                  5.8      Expenses...............................................................................9

                  5.9      Election of Directors..................................................................9
                  5.10     Proceedings and Documents.............................................................10

         6.       Corporation's Conditions.......................................................................10
                  6.1      Representations and Warranties True and Correct.......................................10
                  6.2      Performance of Obligations............................................................10
                  6.3      Related Agreements....................................................................10
                  6.4      Consents..............................................................................10
                  6.5      Board Approval........................................................................10

         7.       Certain Covenants..............................................................................10
                  7.1      Registration of Securities Issuable to Purchasers.....................................10
                  7.2      Appointment of HWH to Board of Directors..............................................10
                  7.3      Board Approval........................................................................11
                  7.4      HSR Act...............................................................................11
                  7.5      HSR Fees..............................................................................11
                  7.6      Access to Information.................................................................11
                  7.7      Further Assurances....................................................................11
                  7.8      Notification of Certain Matters.......................................................11
                  7.9      Execution of Further Documents........................................................12

         8.       Remedies.......................................................................................12

         9.       Miscellaneous..................................................................................12
                  9.1      Survival of Representations and Warranties............................................12
                  9.2      Successors and Assigns................................................................12
                  9.3      Consent to Amendments; Waivers........................................................12
                  9.4      Severability..........................................................................13
                  9.5      Descriptive Headings..................................................................13
                  9.6      Notices...............................................................................13
                  9.7      Governing Law.........................................................................13
                  9.8      Exhibits and Schedules................................................................13
                  9.9      Exchange of Certificates..............................................................13
                  9.10     Final Agreement.......................................................................14
                  9.11     Execution in Counterparts.............................................................14
                  9.12     Remedies; Attorneys' Fees.............................................................14


Exhibits

Exhibit A             -            Form of Warrant Certificate
Exhibit B             -            Form of Registration Rights Agreement
Exhibit C             -            Form of Note
Exhibit D             -            Form of Pledge and Security Agreement

Schedules

Schedule 1            -            Purchasers
Schedule 3.1          -            Organization of Corporation
Schedule 3.6          -            No Violation
Schedule 3.7          -            Corporation Reports and Financial Statements
Schedule 3.8          -            Absence of Certain Changes
Schedule 3.9          -            Proprietary Rights
Schedule 3.11         -            Registration Rights

                                ZIXIT CORPORATION

                   COMMON STOCK AND WARRANT PURCHASE AGREEMENT

         THIS AGREEMENT effective as of April 11, 2000 ("Effective Date"), between ZIXIT CORPORATION, a Texas corporation (the "Corporation") and H. Wayne Huizenga ("HWH"), his affiliates and assigns identified on Schedule 1 (collectively, the "Purchasers" and each, a "Purchaser").

                                 R E C I T A L S

         A. The Corporation is a publicly traded company in the business of providing a secure document delivery, private e-mail, and message tracking service that enables Internet users to send and receive encrypted and digitally signed communications using their existing e-mail systems and addresses ("Encrypted e-mail"). The Corporation has under development a secure payment service ("Secure Payment Services") with application to e-commerce transactions as well as developing other products and services with applications for the Internet and e-commerce.

         B. The Corporation requires additional capital in order to develop and/or expand the Corporation's business and operations. The Corporation and the Purchasers entered into discussions regarding the Corporation's business, capital needs and the Purchasers' possible investment and reached an agreement in principle on price and other material economic terms on March 2, 2000.
Accordingly: (1) the Corporation desires to sell, assign, transfer, convey, issue and deliver to the Purchasers and the Purchasers, severally, desire to purchase from the Corporation, an aggregate of (i) Nine Hundred Sixteen Thousand Six Hundred Sixty-Seven (916,667) shares (the "Shares") of the Corporation's common stock, par value $0.01 per share (the "Common Stock"); (ii) warrants (the "$57.60 Warrants") to purchase Nine Hundred Sixteen Thousand Six Hundred Sixty-Seven (916,667) shares of the Common Stock at an exercise price equal to Fifty-Seven and 60/100 Dollars ($57.60) per share, which warrants shall be exercisable commencing on the Closing Date (as herein defined) until the tenth anniversary of the Closing Date; and (iii) warrants (the "$12.00 Warrants", and collectively with the $57.60 Warrants, the "Warrants") to purchase One Million Two Hundred Twenty-Two Thousand Two Hundred Twenty-Three (1,222,223) shares of Common Stock at an exercise price equal to Twelve Dollars ($12.00) per share which warrants shall be exercisable commencing one (1) year from the Closing Date until the fourth anniversary of the Closing Date, for an aggregate purchase price of Forty-Four Million Sixteen Dollars ($44,000,016) (the "Purchase Price") for all the Shares and the Warrants.

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Purchase Authorization. Subject to the terms and conditions set forth in this Agreement, the Corporation hereby agrees to sell, assign, transfer, convey, issue and deliver to each Purchaser, severally and not jointly, the number of Shares of Common Stock and the Warrants set forth opposite such Purchaser's name on Schedule 1, for the Purchase Price payable in accordance with Section 2.3 below. Prior to the Closing (as herein defined), the Corporation shall: (1) duly authorize the issuance to the Purchasers of the Shares and the Warrants; and (2) duly authorize and reserve for issuance the shares of Common Stock to be issued upon the exercise of the Warrants (the "Warrant Shares").

         2. Closing; Payment of Purchase Price. The consummation of the purchase and sale of the Shares and the Warrants and the transactions contemplated by this Agreement (the "Closing") will be held at the offices of the Corporation at 12:00 p.m. local time, on the date that is two business days following the receipt by the parties of all necessary governmental approvals required in order to conclude the transactions contemplated hereby, including, but not limited to, consents required under the HSR Act (as defined in Section 7.4) or at such other time, date and place as may be agreed to by the Corporation and the Purchasers (the "Closing Date").

                  2.1 Corporation's Deliveries at Closing. At the Closing, the Corporation shall deliver to each Purchaser: (1) a certificate or certificates, duly executed and registered in the name of each of the Purchasers or the Purchasers' nominees, representing the number of Shares to be purchased by such Purchaser; (2) a certificate or certificates in the name of each of the Purchasers or the Purchasers' nominees in substantially the form attached hereto as Exhibit A evidencing the Warrants to be purchased by such Purchaser ("Warrant Certificate"); (3) the Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement") duly executed by the Corporation;
                           (4) the certificate required under and duly executed in accordance with Section 5.3 below; (5) the certificate required under and duly executed in accordance with Section 5.4 below; and (6) any other documents, deliveries, certificates or instruments reasonably necessary to conclude the transactions contemplated by this Agreement.

                  2.2 Purchaser's Deliveries at Closing. At the Closing, each Purchaser shall deliver to the Corporation: (1) a secured promissory note substantially in the form attached hereto as Exhibit C ("Note"), duly executed by such Purchaser, evidencing such Purchaser's promise to pay its proportionate share of the Purchase Price as set forth in Schedule 1 hereto in accordance with the installment payment schedule set forth in Section 2.3 below; (2) the Registration Rights Agreement duly executed by the Purchaser; (3) a stock pledge and security agreement (the "Pledge and Security Agreement") substantially in the form attached hereto as Exhibit D; and (4) any other documents, deliveries, certificates or instruments reasonably necessary to conclude the transactions contemplated by this Agreement.

                  2.3 Payment of Purchase Price. Each Purchaser shall deliver its Note to the Corporation on the Closing Date, which, pursuant to its terms, shall provide for payment of such Purchaser's proportionate portion of the Purchase Price in three (3) equal installments which shall be payable on each of May 1, 2000, June 30, 2000 and September 1, 2000.

         3. Corporation's Representations and Warranties. As an inducement to the Purchasers to enter into and perform this Agreement, the Corporation hereby represents and warrants to the Purchasers as follows:

                  3.1 Organization and Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Corporation has the requisite power and authority to own all of its properties, to conduct its business as presently being conducted and to conduct its business as it is proposed to be conducted. The Corporation is duly qualified to do business in every jurisdiction where failure to qualify could have a material adverse effect on its business, condition or assets.

                  3.2 Power and Authority. The Corporation has all requisite power and authority to: (1) enter into this Agreement and the Registration Rights Agreement, the Warrant Certificates and each of the agreements, certificates and instruments to be executed in connection herewith (collectively, the "Related Agreements"); (2) issue and sell the Shares and the Warrants; (3) issue the Warrant Shares; (4) carry out and perform its obligations under the terms of this Agreement and the Related Agreements; and (5) carry on its business as currently conducted and as contemplated by its current business plans.

                  3.3 Enforceability. This Agreement and each of the Related Agreements are legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms.

                  3.4 Validity of Shares. The Shares, the Warrants and the Warrant Shares when issued in accordance with the terms of this Agreement and the Warrant Certificates, as the case may be, will be duly and validly issued, fully paid, non-assessable and free and clear of all liens, claims and encumbrances except as may be imposed by the terms of this Agreement, the Note, the Pledge and Security Agreement or any other liens, claims and encumbrances permitted or imposed by the Purchasers.

                  3.5 Capitalization. The Corporation's authorized capital stock consists of (a) One Hundred Seventy-Five Million (175,000,000) shares of Common Stock (i) 15,611,696 of which shares of Common Stock are issued and outstanding, (ii) 5,813,527 shares of Common Stock are unissued but reserved for issuance under outstanding warrants or stock options and other convertible securities or instruments awarded to employees, consultants and investors of the Corporation of which 3,703,300 shares of Common Stock subject to options, warrants and other convertible securities or instruments are held by David Cook and
                           (iii) 859,120 shares of Common Stock are available and reserved for future grants under the Corporation's stock option plans and (b) Ten Million (10,000,000) shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), none of which shares of Preferred Stock is issued and outstanding. Except as described above or in the Corporation's SEC Filings (as defined in Section 3.7 hereof) (exclusive of any Shares, Warrants and Warrant Shares issued or issuable under this Agreement): (1) the Corporation has not issued, reserved for issuance, nor committed to be issued any shares of capital stock of the Corporation; (2) there are no declared but unpaid dividends or undeclared dividend arrearage on any shares of capital stock of the Corporation; and (3) there do not exist any stock appreciation rights, phantom stock plans, preemptive rights, conversion rights, options, warrants or agreements granted, issued by or binding on the Corporation for the purchase or acquisition of any shares of its capital stock.

                  3.6 No Violation. Except as set forth on Schedule 3.6, the execution, delivery, consummation and performance of this Agreement or the Related Agreements or the transactions contemplated hereby or thereby will not (with or without notice, the passage of time or both): (1) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Corporation; (2) result in a default, give rise in any third party of the right to exercise any termination, cancellation, acceleration or any other remedy, or require any consent or approval under the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation that is binding on the Corporation or any of its assets; or (3) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to the Corporation or any of its assets, which conflict, breach, default or violation referred to in (1) through (3) above would reasonably be expected to have a material adverse effect on the Corporation's business, condition or assets.

                  3.7 Corporation Reports and Financial Statements. The Corporation has heretofore delivered to Purchasers true and complete copies of all reports, registration statements and other filings filed by the Corporation with the Securities and Exchange Commission ("SEC") since January 1, 1998 (such reports, registration statements and other filings, together with any amendments thereto, are sometimes collectively referred to as the "SEC Filings"). All of such reports, registration statements and filings are listed on Schedule 3.7. As of their respective dates, the SEC Filings did not, and as of the date hereof and considered together the SEC Filings do not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading. The Corporation has furnished the Purchasers with: (1) the balance sheets, statements of operations and statements of cash flows of the Corporation for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999; (2)
                           the interim balance sheet, statement of operations and statement of cash flows of the Corporation (the "Current Balance Sheet") for the two (2) month period ended February 29, 2000 (which, together with the items in subsection (1) of this Section are hereinafter referred to as the "Financial Statements"). Each of the Financial Statements has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and fairly and accurately presents the Corporation's financial position as of the dates thereof and the results of operations and cash flows for the periods then ended (except as otherwise noted therein, or in the case of unaudited statements, subject to normal recurring year-end adjustments that have been made historically and are non- material in amount, other adjustments described therein, and the lack of footnote disclosure). All the books, records and accounts of the Corporation are in all material respects accurate and complete, maintained in accordance with good business practice, comply with all laws, regulations and rules applicable to the Corporation and accurately present and reflect in all material respects all of the transactions entered into during the applicable period.

                  3.8      Absence of Certain Changes. Except as set forth on
                           Schedule 3.8, referred to in Section 3.5, disclosed in the SEC Filings, or as related in any way to the transactions contemplated by this Agreement and the Related Agreements, since the date of the Current Balance Sheet, the Corporation has neither caused, permitted, nor suffered any of the following: (1) any change, occurrence, condition or development that will or is likely to materially and adversely affect the business, affairs, assets, operations, employee relations, vendor relations or condition of (financial or otherwise) the Corporation; (2) any dividend, distribution, recapitalization, combination, redemption, subdivision or purchase with respect to any shares of the capital stock of the Corporation; (3) any material indebtedness incurred by the Corporation other than in the ordinary course of business; (4) any sale, transfer, lease, mortgage or pledge of, grant of security interest in or other lien against a material amount of the assets of the Corporation other than in the ordinary course of business; (5) any cancellation, compromise, release or waiver of any claims, indebtedness or obligations owing to the Corporation except (whether pursuant to a contract, agreement or otherwise) as a result of payments of such obligations in the ordinary course of business consistent with past practices; (6) any physical damage, destruction or loss (whether or not covered by insurance) with respect to the material properties, business or prospects of the Corporation;
                           (7) any changes in the accounting principles, methods or practices utilized by the Corporation (including depreciation or amortization policies or rates); (8) any actual or threatened cancellation, default, termination or dispute under any agreement, contract or relationship that is binding on the Corporation or any of its assets that would likely result in a material adverse effect upon the Corporation; or (9) any action taken by the Corporation with respect to the foregoing.

                  3.9 Proprietary Rights. Schedule 3.9 sets forth a list of the intellectual property rights for which the Corporation has applied for registration. Except as set forth on Schedule 3.9, (1) the Corporation owns the Proprietary Rights; (2) no claim regarding the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or is threatened, and there is no reasonable basis for any such claim in the future; and (3) neither the Corporation or any of its affiliates has received notice, and does not have knowledge of or any reasonable basis for, a claim of infringement, misappropriation or conflict with respect to such Proprietary Rights. For purposes of this Agreement, the term "Proprietary Rights" means
                           (i) patents, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names and corporate names, (iii) copyrights, (iv) to the Corporation's knowledge, computer code, computer software, data, data bases and documentation for any of the foregoing, and (v) trade secrets, formulas, compositions, inventions, know-how, ideas, processes, techniques, research and development information, drawings, specifications, designs, plans, technical data, plans and customer and supplier lists and information, in each case, relating to the Encrypted E-Mail and the Secure Payment Services, except in any case with respect to items (1) through (3) above, where any such failure or breach would not have a material adverse effect on the Corporation, its business, conditions or assets.

                  3.10 No Commission. The Corporation has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

                  3.11 Registration Rights. Except as set forth in the Registration Rights Agreement or as otherwise set forth in Schedule 3.11, the Corporation is not under any obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

                  3.12 Appointment of HWH to Board of Directors. Under the Corporation's bylaws and applicable law, the Corporation's Board of Directors is authorized and empowered to elect HWH to the Board of Directors at the time of Closing.

         4. Purchasers' Representations and Warrants. Each Purchaser, severally and not jointly, represents and warrants to the Corporation with respect to itself as follows:

                  4.1 Organization and Standing. Each Purchaser which is an entity is duly organized, validly existing and in good standing under the laws of the state of its organization.

                  4.2 Power and Authority. Each Purchaser has all requisite legal power to execute, deliver and perform this Agreement, the Note, the Pledge and Security Agreement and the Related Agreements to be executed by such

                           Purchaser. Each Purchaser has taken all necessary action for the authorization, execution, delivery and performance of this Agreement, the Note, the Pledge and Security Agreement and the Related Agreements to be executed by such Purchaser, and the consummation of the transactions contemplated thereby.

                  4.3 Enforceability. This Agreement, the Note, the Pledge and Security Agreement and the Related Agreements to be executed by such Purchaser, are legal, valid and binding obligations of the Purchaser, which are enforceable against the Purchaser in accordance with their respective terms.

                  4.4 Investment Representations. The Purchaser understands that the Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act. The Purchaser also understands that the Shares, the Warrants and the Warrant Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon each Purchaser's representations and warranties contained in this Agreement. Purchaser hereby represents and warrants to the Corporation as follows:

                           4.4.1 Economic Risk. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Corporation such that the Purchaser is capable of evaluating the merits and risks of an investment in the Corporation. The Purchaser understands that: (1) the investment contemplated by this Agreement involves a substantial degree of risk; and (2) the Purchaser must bear the economic risk of this investment indefinitely unless and until the Shares or the Warrant Shares, which will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act, are registered pursuant to the Securities Act, or an exemption from registration is available. The Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Purchaser to transfer all or any portion of the Shares or the Warrant Shares. Each Purchaser agrees that, until the Corporation has caused the registration of the Shares or the Warrant Shares under the Securities Act of 1933, as amended, each certificate evidencing the Shares or the Warrant Shares may be inscribed with a legend to the foregoing effect, which legend will be as follows:

                           The shares represented by this certificate have been acquired solely for investment purposes and have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. The shares may not be sold, transferred, assigned or otherwise disposed of unless and until such shares are first registered under the Securities Act of 1933, all applicable state securities laws and all rules and regulations promulgated thereunder or unless and until the holder hereof provides either (i) information reasonably satisfactory to the Corporation that such registration is not required or
                           (ii) an opinion of counsel reasonably acceptable to the Corporation to the effect that such registration is not required.

                           4.4.2 Acquisition for Own Account. The Purchaser is acquiring the Shares, the Warrants and the Warrant Shares for such Purchaser's own account for investment purposes only, and not with a view toward distribution.

                           4.4.3 Protection. The Purchaser represents that it:
                           (1) is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act; and (2) has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

                           4.4.4 Corporation Information. The Purchaser: (1) has received and read all information that it has requested regarding the Corporation's business, management and financial affairs; and (2) had the opportunity to ask questions of and receive answers from the Corporation and its management regarding the terms and conditions of Purchaser's investment in the Corporation.

                           4.4.5 Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth in Schedule 1 attached as a part hereof. If the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its investment decision was made is located at the address or addresses of the Purchaser set forth on Schedule 1. The Purchaser represents that no offer to purchase securities of the Corporation was made outside such jurisdiction.

         5. Purchasers' Conditions: The obligation of each Purchaser to purchase the Shares and the Warrants at the Closing is subject to the fulfillment to such Purchaser's satisfaction of each of the following conditions:

                  5.1 Representations and Warranties True and Correct. The representations and warranties made by the Corporation in Section 3 of this Agreement shall be true and correct when made and shall be true and correct as of the Closing (except the third sentence of Section 3.7 which was true and correct when made but may not be true and correct at Closing) with the same force and effect as if made on the Closing Date.

                  5.2 Performance of Obligations. All covenants, agreements and conditions contained in this Agreement and the Related Agreements to be performed by the Corporation at or prior to the Closing shall have been performed in all material respects.

                  5.3 Compliance Certificate. The Corporation shall have delivered to each Purchaser a certificate of the Corporation, executed by its President dated the date of Closing, truthfully certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement, that there has not been a material adverse change in the Corporation or the assets, condition or businesses of the Corporation and such other matters as the Purchasers may reasonably request.

                  5.4 Omnibus Certificate. The Corporation shall have delivered to each Purchaser copies of each of the following in form and substance satisfactory to the Purchaser and certified by the Secretary of the Corporation to be in full force and effect on the date of the Closing: (1) the long form certificate of existence of the Corporation certified by the Secretary of State of the State of Texas as of a date not more than five (5) days prior to the Closing; (2) a good standing certificate with respect to the Corporation certified by the Comptroller of Public Accounts of the State of Texas as of a date not more than five (5) days prior to the Closing; (3) a good standing certificate with respect to the Corporation certified by the states in which the conduct of its business requires it to be in good standing, in each case as of a date not more than five (5) days prior to the Closing; (4) the bylaws of the Corporation in effect immediately prior to the Closing; (5) resolutions of the board of directors of the Corporation (the "Board of Directors"), and, as necessary, the shareholders of the Corporation authorizing the (i) execution, delivery and performance of this Agreement and the Related Agreements, and (ii) the transactions contemplated thereby including the issuance and sale of the Shares and the Warrants to the Purchasers; and (6) a true and correct copy of all required governmental consents including the consent required under the HSR Act.

                  5.5 Related Agreements. The Corporation shall have executed and delivered to each Purchaser on or prior to Closing each of the agreements, certificates, instruments and other items set forth in Section 2.1 of this Agreement.

                  5.6 Legal Investment. As of the Closing, the purchase of the Shares and Warrants by each Purchaser hereunder will be legally permitted by all laws and regulations to which such Purchaser is subject or by all agreements to which any of them is bound.

                  5.7 Consents. As of the Closing, all authorizations, approvals, consents, qualifications, filings, permits or waivers that are necessary for the

                           Corporation to consummate the transactions contemplated hereby and by the Related Documents shall have been obtained, made or waived and evidence thereof provided to Purchasers.

                  5.8 Expenses. At or prior to Closing, the Corporation shall have paid or reimbursed each of the Purchasers for its respective reasonable, documented out-of-pocket fees, costs and expenses (including, without limitation, the fees and expenses of its counsel) incurred in connection with the negotiation of this Agreement and the Related Agreements, documentation of the transactions contemplated hereunder and thereunder and closing costs, except that if H. Wayne Huizenga files a notification under the HSR Act, then the Corporation and Mr. Huizenga shall each be responsible for one-half of such HSR Act filing fees.

                  5.9 Election of Directors. At or prior to the Closing, all actions shall have been taken to cause the Board of Directors initially to consist of eight (8) directors consisting of, among others, HWH, and to cause HWH to be appointed to the position of the Corporation's Vice Chairman of the Board of Directors, which appointment shall be effective no earlier than two business days following the Closing.

                  5.10 Proceedings and Documents. As of the Closing, all corporate and other proceedings in connection with the transactions contemplated hereby and by the Related Agreements, and all documents and instruments incident to such transactions, shall be in form and substance satisfactory to the Purchasers.

         6. Corporation's Conditions. The Corporation's obligation to issue and sell the Shares and the Warrants to any given Purchaser is subject to the satisfaction, on or prior to the Closing, of the following conditions:

                  6.1 Representations and Warranties True and Correct. The representations and warranties made by such Purchaser in Section 4 of this Agreement shall be true and correct when made and shall be true and correct as of the Closing, with the same force and effect as if made on the Closing Date.

                  6.2 Performance of Obligations. All covenants, agreements and conditions contained in this Agreement and the Related Agreements to be performed by such Purchaser at or prior to the Closing shall have been performed.

                  6.3 Related Agreements. Each Purchaser shall have executed and delivered to the Corporation, on or prior to Closing, the Note and the Pledge and Security Agreement.

                  6.4 Consents. Such Purchaser shall have obtained, as of the Closing, all authorizations, approvals, consents, permits and waivers that are necessary for such Purchaser to consummate the transactions contemplated by this Agreement.

                  6.5 Board Approval. The Board of Directors approval contemplated by Section 7.3 shall have been obtained.

         7. Certain Covenants. The Corporation and the Purchasers covenant and agree as follows:

                  7.1 Registration of Securities Issuable to Purchasers. At the Closing, the Corporation and the Purchasers will enter into the Registration Rights Agreement substantially in the same form and substance as Exhibit B attached hereto.

                  7.2 Appointment of HWH to Board of Directors. The Corporation shall cause, no earlier than the date that is two business days following the Closing, (a) HWH to be appointed to the Board of Directors, (b) HWH to be appointed to the position of the Corporation's Vice Chairman of the Board of Directors and (c) the Board of Directors to initially consist of eight (8) directors. In consideration of his service as a member of the Corporation's Board of Directors, HWH will be entitled to receive director's fees, reimbursement of expenses, and to participate in the Corporation's stock option plans on the same basis as all other members of the Board of Directors.

                  7.3 Board Approval. The Corporation shall seek to obtain, promptly following the date hereof and in any event prior to Closing, approval by the Board of Directors of the Corporation, as necessary pursuant to the Corporation's bylaws and applicable law, of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

                  7.4 HSR Act. Each of the parties hereto shall make promptly (and in no event later than ten (10) days following the date hereof) its respective filings, if required by applicable law, and thereafter make any other required submissions, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), with respect to the transactions contemplated hereby.

                  7.5 HSR Fees. All fees incurred in connection with any filing by H. Wayne Huizenga under the HSR Act shall be borne equally by Mr. Huizenga on the one hand, and the Corporation, on the other hand.

                  7.6 Access to Information. The Corporation shall (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford the Purchasers and their respective officers, employees, auditors, counsel and agents reasonable access at all reasonable times to the Corporation's business, operations and assets, to its officers and employees with knowledge or information concerning the Corporation's business and to all books and records of the Corporation, and shall furnish such persons with all financial, operating and other data and information related to the Corporation as may be reasonably requested. Neither the due diligence investigation made by the Purchasers in connection with the transactions contemplated hereby nor information provided to or obtained by the Purchasers shall affect any representation or warranty of the Corporation in this Agreement. The Purchasers' failure or decision not to conduct any such due diligence review shall not affect any representation or warranty of the Corporation under this Agreement.

                  7.7 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

                  7.8 Notification of Certain Matters. The Corporation shall give prompt written notice to the Purchasers of the occurrence or non-occurrence of any event that would likely cause any representation or warranty contained herein to be untrue or inaccurate in any material respect, or any covenant, condition, or agreement contained herein not to be complied with or satisfied in any material respect.

                  7.9 Execution of Further Documents. From and after the Closing, upon the reasonable request of any Purchaser, the Corporation shall execute, acknowledge and deliver all such further assignments, transfers, conveyances, powers of attorney and assurances as may be required or appropriate to convey and transfer to and vest in such Purchaser and protect its right, title and interest in all of the Shares, Warrants and Warrant Shares and to carry out the transactions contemplated by this Agreement.

         8. Remedies. On the occurrence of a default that remains uncured upon the expiration of ten (10) days following delivery of written notice to the defaulting party setting forth in reasonable detail such default, the non-defaulting party may elect to exercise any remedy at law or in equity or any remedy provided by this Agreement. The parties acknowledge and agree that the Corporation will look solely to the applicable Purchaser for any breach or default by such Purchaser, and no Purchaser shall be liable for the breach or default of any other Purchaser under this Agreement, the Note, the Pledge and Security Agreement, the Registration Rights Agreement and each of the Related Agreements. The liability of each of the Purchasers, including but not limited to H. Wayne Huizenga, under this Agreement, the Note, the Pledge and Security Agreement, the Registration Rights Agreement and each of the Related Agreements shall be several and not joint.

         9. Miscellaneous. The parties further agree as follows:

                  9.1 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement for a period of twenty-four (24) months following the Effective Date.

                  9.2 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement that are for the benefit of each Purchaser or holder of Shares, Warrants or Warrant Shares are also for the benefit of, and enforceable by, any subsequent holders of such shares or securities.

                  9.3 Consent to Amendments; Waivers. The provisions of this Agreement may be amended or waived at any time only by the written agreement of the Corporation and all the Purchasers. Any waiver, permit, consent or approval of any kind or character on the part of a party of any provisions or conditions of this Agreement must be made in writing and will be effective only to the extent specifically set forth in such writing. No course of dealing between the Corporation and any Purchaser and no delay in exercising any right, remedy or power conferred hereby, or now or hereafter existing at law or in equity, by statute or otherwise, will operate as a waiver of or otherwise prejudice any such right, power or remedy.

                  9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  9.5 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and will not be utilized in interpreting this Agreement.

                  9.6 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

                  To the Corporation:       One Galleria Tower
                                            13355 Noel Road, Suite 1555
                                            Dallas, Texas 75240-6604
                                            Facsimile: (972) 702-7056

                  To Purchaser:             The address set forth for such
                                            Purchaser in Schedule 1

                  9.7 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement, will be governed by the laws of the State of Texas applicable to contracts made and wholly to be performed in that state, excluding its conflict of laws principles.

                  9.8 Exhibits and Schedules. All exhibits and schedules hereto are an integral part of this Agreement.

                  9.9 Exchange of Certificates. Upon surrender by a Purchaser to the Corporation of any certificate or certificates evidencing any shares of capital stock of the Corporation, the Corporation will issue in exchange therefor, and deliver to such Purchaser, a new certificate or certificates representing such shares of stock of the Corporation, in such denomination or denominations as may be requested. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing any shares of capital stock of the Corporation, and in case of any such mutilation, upon surrender and cancellation of such certificate, the Corporation will issue and deliver to the Purchaser a new certificate evidencing such shares of capital stock of the Corporation of like tenor, in lieu of such lost, stolen, destroyed or mutilated certificate, subject to the Purchaser's delivery to the Corporation of a "lost certificate" affidavit and indemnity agreement or bond.

                  9.10 Final Agreement. This Agreement, together with the Exhibits and Schedules hereto, and the Related Agreements constitutes the complete and final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

                  9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one instrument.

                  9.12 Remedies; Attorneys' Fees. If the Purchasers, on the one hand, or the Corporation, on the other, shall have a claim for damages arising from or in connection with the breach of a representation, warranty, covenant or agreement of the other party in this Agreement or any Related Agreement then the injured party may take any action or exercise any remedy available to it by appropriate legal or equitable proceedings. In any action to enforce this Agreement or any Related Agreement, the prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees.

                  9.13 Confidentiality. Each party hereby agrees that, except with the prior written consent of the other party, or to the extent required by law, court order or the NASDAQ rules, it shall at all times keep confidential and not disclose, divulge, furnish or make accessible to any other Person any information, knowledge or data concerning or relating to the business or financial affairs of the other parties other than that which is currently in the public domain or comes into the public domain other than by a breach by any party hereto of this Agreement, and to which such party has been or shall become privy by reason of this Agreement or any draft or final documentation, letters of intent, term sheets, correspondence, discussions or negotiations relating to this Agreement or the transactions contemplated hereby, the performance of its obligations or the exercise of its rights hereunder or the ownership of the Shares and the Warrants purchased hereunder. For purposes of this Agreement the term "Person(s)" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, trust, union, association, court, agency, instrumentality, commission, board, bureau or other entity or authority.

                         (SIGNATURES ON FOLLOWING PAGE)

                                 SIGNATURE PAGE

                           (STOCK PURCHASE AGREEMENT)


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

                                       CORPORATION:

                                       ZIXIT CORPORATION,
                                       a Texas corporation


                                       By: /s/ DAVID P. COOK
                                          --------------------------------------
                                          Name: David P. Cook
                                               ---------------------------------
                                          Title: Chairman & CEO
                                                --------------------------------



                                       PURCHASER:


                                       /s/ H. WAYNE HUIZENGA
                                       -----------------------------------------
                                       H. Wayne Huizenga

                                   SCHEDULE I

                                   PURCHASERS



                                                                                NO. OF
                                                                               SHARES OF
                                                          PURCHASE PRICE        COMMON          NO. OF $12        NO. OF $57.60
      NAME                     ADDRESS                         ($)               STOCK           WARRANTS           WARRANTS
      ----                     -------                    --------------       ---------        ----------        -------------
1.  Andrew J. Sukawaty      5306 Sunset Drive             $   99,984.00          2,083             2,777              2,083
    Revocable Trust dated   Kansas City, MO 64112
    January 14, 2000        Attn: Andrew J. Sukawaty
2.  Rosalie V. Arthur       4609 N.E. 23 Avenue           $   50,016.00          1,042             1,389              1,042
                            Ft. Lauderdale, FL  33308
3.  Rosanne Badowski        94 Tranquility Drive          $   99,984.00          2,083             2,777              2,083
                            Easton, CT 06612
4.  John E. Berndt          3525 Twin Lakes Way           $   99,984.00          2,083             2,777              2,083
                            Plano, TX 75093
5.  Berrard Holdings        One Financial Plaza           $  999,984.00         20,833            27,777             20,833
    Limited Partnership     Suite 1100
                            Ft. Lauderdale, FL 33394
                            Attn:  Steven R. Berrard
6.  Cris V. Branden         450 E. Las Olas Blvd.         $  200,016.00          4,167             5,556              4,167
                            15th Floor
                            Ft. Lauderdale, FL 33301
7.  Kevin E. Brauer         221 West 48th St., #1507      $   99,984.00          2,083             2,777              2,083
                            Kansas City, MO 64112
8.  Cascade Investment,     2365 Carillon Point           $1,000,000.00         20,833            27,777             20,833
    L.L.C.                  Kirkland, WA 98033
                            Attn:  Manager
9.  William J. Conaty       111 Golden Pond Lane          $   99,984.00          2,083             2,777              2,083
                            Fairfield, CT 06430
10. Dennis D. Dammerman     1657 Fairfield Beach Rd.      $   99,984.00          2,083             2,777              2,083
                            Fairfield, CT  06430
11. DBV Investments, L.P.   c/o MSD Capital, L.P.         $1,000,000.00         20,833            27,777             20,833
                            780 Third Avenue
                            43rd Floor
                            New York, NY  10017
                            Attention:  John Phelan
12. Michael S. Egan         1575 Ponce de Leon Drive      $1,039,968.00         21,666            28,888             21,666
                            Ft. Lauderdale, FL  33316

                                                                                NO. OF
                                                                               SHARES OF
                                                          PURCHASE PRICE        COMMON          NO. OF $12        NO. OF $57.60
      NAME                     ADDRESS                         ($)               STOCK           WARRANTS           WARRANTS
      ----                     -------                    --------------       ---------        ----------        -------------
13. John C. Esrey           2351 Bay St.                  $   99,984.00          2,083             2,777              2,083
                            San Francisco, CA  94123
14. William T. Esrey, Jr.   6536 High Drive               $   99,984.00          2,083             2,777              2,083
                            Mission Hills, KS 66208
15. David E. Fanta          27 Dumfries Street            $   80,016.00          1,667             2,222              1,667
                            Sugarland, TX 77479
16. David C. Feldman        62 Wincrest Falls Drive       $   80,016.00          1,667             2,222              1,667
                            Cypress, TX 77429
17. Finally Limited         450 E. Las Olas Blvd.         $  699,984.00         14,583            19,444             14,583
    Partnership             15th Floor
                            Ft. Lauderdale, FL 33301
                            Attn: Robert J. Henninger,
                            Jr.
18. Albert Fried, Jr.       40 Exchange Place             $  300,000.00          6,250             8,333              6,250
                            Fifth Floor
                            New York, NY 10005
19. G Harry Huizenga        450 E. Las Olas Blvd.         $  100,032.00          2,084             2,778              2,084
    Enterprises, L.L.C.     15th Floor
                            Ft. Lauderdale, FL 33301
                            Attn:  Cris V. Branden
20. Troy L. Gabriel         2512 AquaVista Blvd.          $   75,024.00          1,563             2,083              1,563
                            Ft. Lauderdale, FL 33301
21. H Family Limited        450 E. Las Olas Blvd.         $5,000,016.00        104,167           138,886            104,167
    Partnership             15th Floor
                            Ft. Lauderdale, FL 33301
                            Attn:  Cris V. Branden
22. H. Wayne Huizenga, Jr.  450 E. Las Olas Blvd.,        $2,499,984.00         52,083            69,444             52,083
                            Suite 1500
                            Ft. Lauderdale, FL 33301
23. H Wayne Huizenga Sr     450 E. Las Olas Blvd.         $  729,168.00         15,191            20,254             15,191
    Perpetual Trust Master  15th Floor
    Trust I Share A         Ft. Lauderdale, FL 33301
                            Attn:  Cris V. Branden
24. H Wayne Huizenga Sr     450 E. Las Olas Blvd.         $  729,168.00         15,191            20,254             15,191
    Perpetual Trust Master  15th Floor
    Trust I Share B         Ft. Lauderdale, FL 33301
                            Attn:  Cris V. Branden

                                                                                NO. OF
                                                                               SHARES OF
                                                          PURCHASE PRICE        COMMON          NO. OF $12        NO. OF $57.60
      NAME                     ADDRESS                         ($)               STOCK           WARRANTS           WARRANTS
      ----                     -------                    --------------       ---------        ----------        -------------
25. H Wayne Huizenga Sr     450 E. Las Olas Blvd.         $  729,168.00         15,191            20,254             15,191
    Perpetual Trust Master  15th Floor
    Trust I Share C         Ft. Lauderdale, FL 33301
                            Attn:  Cris V. Branden
26. H Wayne Huizenga Sr     450 E. Las Olas Blvd.         $  729,168.00         15,191            20,254             15,191
    Perpetual Trust Master  15th Floor
    Trust I Share D         Ft. Lauderdale, FL 33301
                            Attn:  Cris V. Branden
27. Kris E. Hansel          2690 Edgewater Court          $   20,016.00            417               556                417
                            Weston, FL 33332
28. Harris W. Hudson        1080 Southeast 3rd Ave.       $2,000,016.00         41,667            55,555             41,667
                            Ft. Lauderdale, FL 33316
29. Holly J. Hudson         1080 Southeast 3rd Ave.       $  941,664.00         19,618            26,157             19,618
                            Ft. Lauderdale, FL 33316
30. Steven W. Hudson        1080 Southeast 3rd Ave.       $  941,664.00         19,618            26,157             19,618
                            Ft. Lauderdale, FL 33316
31. Huizenga Family         450 E. Las Olas Blvd.         $  499,968.00         10,416            13,888             10,416
    Foundation, Inc.        15th Floor
                            Ft. Lauderdale, FL 33301
                            Attn:  Richard C. Rochon
32. Huizenga Investments    450 E. Las Olas Blvd.         $1,000,080.00         20,835            27,780             20,835
    Limited Partnership     15th Floor
                            Ft. Lauderdale, FL 33301
                            Attn:  Cris V. Branden
33. Joseph H. Izhakoff      2200 N.E. 201 Street          $   20,016.00            417               556                417
                            North Miami Beach, FL
                            33180
34. Jean Huizenga           450 E. Las Olas Blvd.         $   99,984.00          2,083             2,777              2,083
    Enterprises, L.L.C.     15th Floor
                            Ft. Lauderdale, FL 33301
                            Attn:  Cris V. Branden
35. George D. Johnson, Jr.  P.O. Box 3524                 $2,000,016.00         41,667            55,555             41,667
                            Spartanburg, SC 29302
36. JWC Trust dated         909 Mt. Pleasant Rd.          $  999,984.00         20,833            27,777             20,833
    December 28, 1982       Winnetka, IL 60093
                            Attn:  John W. Croghan

                                                                                NO. OF
                                                                               SHARES OF
                                                          PURCHASE PRICE        COMMON          NO. OF $12        NO. OF $57.60
      NAME                     ADDRESS                         ($)               STOCK           WARRANTS           WARRANTS
      ----                     -------                    --------------       ---------        ----------        -------------
37. Kevin F. Flynn June,    120 North LaSalle St.         $5,249,984.00        109,375           145,830            109,375
    1992 Non-Exempt Trust   Suite 3300
                            Chicago, IL 60602
                            Attn:  Kevin F. Flynn
38. James L. Kirk           450 E. Las Olas Blvd.         $  184,992.00          3,854             5,137              3,854
                            Suite 1400
                            Ft. Lauderdale, FL 33301
39. Meljay C. Krause        8611 Reinbartt Ln.            $   99,984.00          2,083             2,777              2,083
                            Leawood, KS 66206
40. Arthur A. Kurtze        913 Challenger Drive          $   99,984.00          2,083             2,777              2,083
                            Austin, TX 78734-4209
41. Ronald T. Lemay         1025 W. 54th Street           $1,000,080.00         20,835            27,780             20,835
                            Kansas City, MO 64112
42. Lion Ventures LLC       3055 Harbor Drive             $  125,000.00          2,604             3,472              2,604
                            Suite 1602
                            Ft. Lauderdale, FL 33316
                            Attn:  Edward A.
                            Cespedes
43. LM Private Investments, 1815 North Boulevard          $   80,016.00          1,667             2,222              1,667
    L.P.                    Houston, TX 77098
                            Attn:  William D. Leven
44. Martha J Huizenga       450 E. Las Olas Blvd.         $  500,016.00         10,417            13,889             10,417
    Holdings Limited        15th Floor
    Partnership             Ft. Lauderdale, FL 33301
                            Attn:  Cris V. Branden
45. Michael B. Fuller and   2920 West 113th Street        $   99,984.00          2,083             2,777              2,083
    Mary G. Fuller, Joint   Leawood, KS 66211
    Tenants By The
    Entireties
46. Michael S. Egan Grantor 1575 Ponce de Leon Drive      $   99,984.00          2,083             2,777              2,083
    Retained Annuity Trust  Ft. Lauderdale, FL  33316
    F/B/O Riley Martin      Attn:  Michael S. Egan
    Michael Egan
47. Michael S. Egan Grantor 1575 Ponce de Leon Drive      $   99,984.00          2,083             2,777              2,083
    Retained Annuity Trust  Ft. Lauderdale, FL  33316
    F/B/O Teague Michael    Attn:  Michael S. Egan
    Thomas Egan

                                                                                NO. OF
                                                                               SHARES OF
                                                          PURCHASE PRICE        COMMON          NO. OF $12        NO. OF $57.60
      NAME                     ADDRESS                         ($)               STOCK           WARRANTS           WARRANTS
      ----                     -------                    --------------       ---------        ----------        -------------
48. Gene J. Ostrow          450 E. Las Olas Blvd.         $   99,984.00          2,083             2,777              2,083
                            Suite 1400
                            Ft. Lauderdale, FL 33301
49. Philip V. Petrocelli    325 Seven Isles Dr.           $   99,984.00          2,083             2,777              2,083
                            Ft. Lauderdale, FL 33301
50. PKI Investment          676 N. Michigan Avenue        $1,750,000.00         36,458            48,609             36,458
    Company, L.L.C.         Suite 4000
                            Chicago, IL 60611
                            Attn:  Donald F. Flynn
51. Gary Reiner             1 Hockanum Road               $   99,984.00          2,083             2,777              2,083
                            Westport, CT 06880
52. Richard Rosenblatt      549 El Medio                  $  350,000.00          7,292             9,722              7,292
                            Pacific Palisades, CA
                            90272
53. John M. Samuels         270 Old Church Road           $   99,984.00          2,083             2,777              2,083
                            Greenwich, CT 06830
54. Theodore H. Schell      1272 W. 59th Street           $   99,984.00          2,083             2,777              2,083
                            Kansas City, MO 64113
55. John A. Schneider       711 Fifth Ave., 9th Floor     $1,000,000.00         20,834            27,777             20,834
                            New York, NY 10022
56. Robin M. Segaul         1 Las Olas Circle #212        $    9,984.00            208               277                208
                            Ft. Lauderdale, FL  33316
57. Keith S. Sherin         42 Michaels Way               $   99,984.00          2,083             2,777              2,083
                            Weston, CT 06883
58. Donald R. Sinclair      3756 Knollwood                $   80,016.00          1,667             2,222              1,667
                            Houston, TX 77019
59. Thistle Hill Partners,  7600 W. Tidwell               $   80,016.00          1,667             2,222              1,667
    Ltd.                    Suite 806
                            Houston, TX 77040
                            Attn: John A. Blaisdell
60. U/T/A dated December    2624 Verona Road              $1,000,080.00         20,835            27,780             20,835
    12, 1985, F/B/O         Shawnee Mission, KS
    William T. Esrey        66208
                            Attn: William T. Esrey
61. I. Benjamin Watson, III 13133 Lamar                   $   99,984.00          2,083             2,777              2,083
                            Overland Park, KS 66209

                                                                                NO. OF
                                                                               SHARES OF
                                                          PURCHASE PRICE        COMMON          NO. OF $12        NO. OF $57.60
      NAME                     ADDRESS                         ($)               STOCK           WARRANTS           WARRANTS
      ----                     -------                    --------------       ---------        ----------        -------------
62. Weezor I Limited        450 E. Las Olas Blvd.         $ 2,499,984.00         52,083            69,442             52,083
    Partnership             15th Floor
                            Ft. Lauderdale, FL 33301
                            Attn:  Richard C. Rochon
63. John F. Welch           3135 Easton Turnpike          $ 1,000,080.00         20,835            27,780             20,835
                            Fairfield, CT 06431
64. Wincrest Ventures, L.P. 7600 W. Tidwell               $   800,016.00         16,667            22,222             16,667
                            Suite 806
                            Houston, TX 77040
                            Attn: John A. Blaisdell
65. Peter W. Wright         1080 Southeast 3rd Ave.       $   999,984.00         20,833            27,777             20,833
                            Ft. Lauderdale, FL 33316
66. Other                   TBD                           $   724,952.00         15,103            20,173             15,103
    TOTALS                                                $44,000,016.00        916,667         1,222,223            916,667